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                                                                     EXHIBIT 2.3

                       PREFERRED STOCK PURCHASE AGREEMENT

      This PREFERRED STOCK PURCHASE AGREEMENT (together with the schedules and exhibits hereto, this "Agreement"), dated as of July 11, 2005, is made by and among iCurie, Inc., a Nevada corporation (the "Company"), and each of the Persons (as defined below) who has executed a signature page to this Agreement (each a "Purchaser," and together, the "Purchasers").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of the Company's Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred" or "Series A Preferred Stock") as set forth below.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

      1. Offer and Sale of Securities.

            1.1 The Purchasers; The Offering.

            (a) The Purchasers. Each of the HG Noteholders, the iCurie Noteholders and Dr. Lee Noteholders (each as defined below and collectively the "Noteholders") acquired the HG Notes, the iCurie UK Notes and the Dr. Lee Notes, respectively, in separate transactions described below (the HG Notes, iCurie UK Notes and Dr. Lee Notes shall be collectively referred to herein as the "Notes") and desire to transfer such Notes to the Company, and the Company desires to accept such transfer, in consideration for shares of Series A Preferred Stock pursuant to the terms set forth in paragraph (b) below.

                  (i) THE HANSEN GRAY NOTES. On December 2, 2004, Hansen Gray & Company, Inc., a Nevada corporation ("Hansen Gray") issued secured convertible promissory notes (the "HG Notes") in the aggregate principal amount of $2,500,000 to the purchasers (the "HG Noteholders") and in such amounts as set forth on Appendix A hereto. Upon consummation of the Offering (as defined below), the HG Notes will be exchanged in consideration for and for the purchase of (i) 3,787,878 shares of the Company's Series A Preferred Stock, in such amounts as set forth on Appendix A hereto, which, based on the aggregate principal amount of the HG Notes, represents a per share price of approximately $0.66, representing a 25% discount from the Offering cash price per share of the Series A Preferred Stock, (ii) warrants to purchase an aggregate of 710,220 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), in such amounts as set forth in Appendix A hereto, at an exercise price of $0.88 per share of Common Stock (the "HG Warrants"),
      (iii) Cash Offering Warrants (as defined in Section 1.1(b)) in the amounts and with the exercise prices set forth in Section

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      1.1(b) and (iv) the payment in cash of accrued but unpaid interest payable pursuant to the HG Notes.

                  (ii) THE ICURIE UK NOTES. On each of March 17 and April 25, 2005, iCurie Lab Holdings Limited ("iCurie UK") issued secured convertible promissory notes (the "iCurie UK Notes") in the principal amount of $500,000 to the purchasers (the "iCurie UK Noteholders") and in such amounts as set forth on Appendix A hereto for an aggregate combined issuance of $1,000,000. Upon consummation of this Offering, the iCurie UK Notes will be exchanged in consideration for and for the purchase of (i) approximately 1,355,661 shares of Series A Preferred Stock in such amounts as set forth on Appendix A hereto, (ii) warrants to purchase an aggregate of 482,953 shares of Common Stock, in such amounts as set forth in Appendix A hereto, at an exercise price of $0.88 per share of Common Stock (the "Bridge Warrants" and, together with the HG Warrants, the "Warrants") and (iii) Cash Offering Warrants in the amounts and with the exercise prices set forth in Section 1.1(b).

                  (iii) THE DR. LEE NOTES. Dr. Jeong Hyun Lee, Ph.D. ("Dr. Lee") issued a secured promissory note (the "Dr. Lee Note") in the principal amount of $1,100,000 to iCurie Bridge Funding, LLC ("ICBF"). Upon consummation of this Offering, the Dr. Lee Note will be exchanged by ICBF for (i) 1,666,666 shares of Series A Preferred Stock and (ii) Cash Offering Warrants in the amounts and with the exercise prices set forth in
      Section 1.1(b).

                  (iv) ADDITIONAL NOTEHOLDER AGREEMENTS. Each Noteholder agrees and acknowledges that by exchanging its Notes for Series A Preferred Stock and Warrants as provided herein, Noteholder is transferring to the Company all right, title and interest to (A) such Notes, (B) any security interest relating to such Notes, including, without limitation, all rights of Noteholder under the Security Agreement (or, in the case of the Dr. Lee Note, a Pledge Agreement) entered into by the issuer of such Note in connection with the issuance thereof (collectively, the "Security Agreements") and (iii) the Securities Purchase Agreement entered into by the Noteholder and the issuer of the Notes in connection with the issuance thereof (collectively, the "Note Purchase Agreements").

                  (v) RELATED AGREEMENTS. Each of (A) the Placement Agents (as defined below), as Agents under certain of the Security Agreements, and
      (B) Hansen Gray, iCurie UK and Dr. Lee, as issuers of the Notes and parties to certain of the Security Agreements and Note Purchase Agreements, have executed a joinder to this Agreement in order to (Z) in the case of the Placement Agents, transfer all of their rights, title and interest as Agents under the relevant Security Agreements to the Company and (Y) in the case of Hansen Gray, iCurie UK and Dr. Lee, to consent to the transactions contemplated by this Agreement.

                  (vi) TRANSFER TO ICBF MEMBERS. The parties hereto hereby acknowledge and agree that the shares of Series A Preferred Stock, Warrants and Cash Offering Warrants otherwise issuable to ICBF as both a iCurie UK Noteholder and holder of the Dr. Lee Note shall instead by issued to the members of ICBF (the "ICBF Members"), as set forth on Appendix A hereto. The parties hereto acknowledge and

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

      agree that: (i) the issuance of the Series A Preferred Stock, Warrants and Cash Offering Warrants to the ICBF Members as set forth on Appendix A is being effectuated at the request of ICBF to avoid the issuance of the Series A Preferred Stock, Warrants and Cash Offering Warrants to ICBF followed immediately thereafter by the transfer of such securities from ICBF to the ICBF Members, and (ii) each ICBF Member shall execute a signature page to this Agreement or similar documentation satisfactory to the Company solely for the purpose of making the representations set forth in Section 5 hereof.

            (b) The Offering. As described in the Confidential Private Placement Memorandum relating to the Company dated May, 2005, as supplemented by that certain Supplement to Confidential Private Placement Memorandum dated June 23, 2005 (collectively, the "PPM"), concurrently with the transactions contemplated hereby, the Company is also selling between 6,136,364 and 17,500,000 shares of Series A Preferred for $0.88 per share (the "Cash Offering, and, together with the transactions contemplated hereby, the "Offering"); provided, however, that Indigo Securities, LLC and Axiom Capital Management Inc. (the "Placement Agents"), may direct the Company to increase the Cash Offering by up to 2,272,727 shares of Series A Preferred. Each share of Series A Preferred is initially convertible into 1 share of Common Stock. Each purchaser of Series A Preferred in the Cash Offering and each Noteholder shall also receive warrants to purchase the number of shares of Common Stock equal to twenty-five percent (25%) of the number of shares of Series A Preferred purchased by such Purchaser, with exercise prices of $1.10 with respect to fifty percent (50%) of such shares of Common Stock and $1.32 with respect to the remaining fifty percent (50%) of such shares of Common Stock (the "Cash Offering Warrants"). The Series A Preferred Stock and Warrants offered hereby are sometimes referred to herein as the "Securities". The Series A Preferred Stock offered in the Cash Offering and Cash Offering Warrants are referred to as the "Cash Securities." The shares of Common Stock into which the Series A Preferred Stock is convertible or for which the Warrants are exercisable is sometimes hereafter referred to as the "Conversion Shares."

            The Series A Preferred shall have the powers, designations, preferences, rights, qualifications, limitations and restrictions contained in the Amended and Restated Articles of Incorporation of the Company in substantially the form of Exhibit A hereto (the "Amended Articles"). In connection with the transactions contemplated hereby, the holders of the Series A Preferred Stock, together with the Company and certain additional security holders of the Company, shall be required to enter into a Registration Rights Agreement substantially in the form of Exhibit B hereto (the "Registration Rights Agreement").

            1.2 INTENTIONALLY BLANK.

            1.3 Share Exchange. Purchasers hereby acknowledge and agree that one of the conditions to the consummation of the sale of Series A Preferred Stock and Warrants pursuant to the Offering is the consummation immediately prior to Closing of the transactions contemplated pursuant to that certain Share Exchange Agreement, to be dated as of the date hereof and in substantially the form attached as Exhibit C (the "Share Exchange Agreement"), pursuant to which the shareholders of iCurie UK will exchange all of the outstanding capital shares of iCurie UK for shares of Common Stock (the

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

      "Share Exchange"). As a result of the Share Exchange, the Company, which prior to the Share Exchange had no material operations, shall succeed to the business of iCurie UK. Although the Share Exchange is a condition to, and must be consummated prior to the Closing, all payments made and documents received pursuant to this Agreement and the Cash Offering will be held in escrow pursuant to the Escrow Agreement (defined below) prior to the consummation of the Share Exchange, and the Share Exchange will not be consummated until all conditions to the closing of the Offering and Share Exchange have been satisfied or waived.

      2. Closing. The closing to consummate the sales of the Securities offered hereby (the "Closing") will occur on July 11 (such date, the "Closing Date"); provided, however, that the Closing will not take place until all the conditions set forth in this Agreement shall have been satisfied or waived.

            2.1 Escrow. All documents delivered and Notes delivered pursuant to this Agreement with regard to the Closing shall be delivered to an escrow agent (the "Escrow Agent") in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit D (the "Escrow Agreement"). BY EXECUTION OF THIS AGREEMENT, THE PURCHASER HEREBY AUTHORIZES EACH OF THE PLACEMENT AGENTS, AND EITHER OF THEM ACTING ALONE, AS SUCH PURCHASER'S ATTORNEY-IN-FACT, TO TAKE SUCH ACTION AS IS CONTEMPLATED UNDER AND PURSUANT TO THE TERMS OF THE ESCROW AGREEMENT, TO RELEASE THE DOCUMENTS AND FUNDS FROM ESCROW AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF; PROVIDED, HOWEVER, THAT NO CONDITION TO THIS AGREEMENT SHALL BE WAIVED WITH RESPECT TO ANY PURCHASER WITHOUT THE PRIOR CONSENT OF SUCH PURCHASER.

            2.2 RETURN OF NOTES. Each Purchaser hereby authorizes and directs both the Company and the Escrow Agent, jointly and severally, to return or direct the return of the Notes held by the Escrow Agent to the extent that the Offering is not consummated.

      3. Conditions to the Obligations of each Purchaser at Closing. The obligation of each Purchaser to purchase and pay for the Securities to be purchased by such Purchaser at the Closing is subject to the satisfaction on or prior to the Closing Date, of the following conditions, each of which may be waived by the applicable Purchaser:

            3.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are qualified as to materiality must be true and correct in all respects, and the representations and warranties of the Company contained in this Agreement which are not qualified as to materiality must be true and correct in all material respects, in each case as of the Closing Date except to the extent that the representations and warranties relate to a different date in which case the representations and warranties must be true and correct as written or true and correct in all material respects, as the case may be, as of the different date.

            3.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed by it on or prior to the applicable Closing pursuant to this Agreement, including, without limitation, the delivery of certificates evidencing the Series A Preferred Stock issued to the Purchasers at the Closing.

            3.3 No Injunctions; etc. No court or governmental injunction, order or decree prohibiting the purchase and sale of the Securities or the Conversion Shares will be in effect. There will not be in effect any law, rule or regulation prohibiting or restricting the sale or requiring any consent or approval of any Person that has not been obtained to issue and sell the Securities or Conversion Shares to the Purchasers except as contemplated by this Agreement.

            3.4 Closing Documents. At each Closing, the Company shall have delivered to the Escrow Agent the following:

                  (a) a certificate of the President of the Company certifying that the conditions in Sections 3.1 and 3.2 have been satisfied;

                  (b) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying (i) the Amended Articles and By-laws of the Company, (ii) the resolutions of the Board of Directors of the Company (the "Board") authorizing the execution, delivery and performance of this Agreement and the issuance of the Securities (including, but not limited to, for purposes of Nevada corporations law) and (iii) the incumbency of the officers duly authorized to execute this Agreement and the other documents contemplated by this Agreement;

                  (c) a good standing certificate of the Secretary of State of
            Nevada, dated as of a recent date to the effect that the Company is in good standing in the State of Nevada;

                  (d) a copy of the Amended Articles, as filed with the
            Secretary of State of the State of Nevada;

                  (e) a Registration Rights Agreement duly executed by the
            Company.

                  (f) an opinion of counsel.

            3.5 Waivers and Consents. The Company will have obtained all consents and waivers necessary to execute and deliver this Agreement and all related documents and agreements and to issue and deliver the Securities, and all consents and waivers will be in full force and effect.

            3.6 Share Exchange. The Share Exchange shall have been consummated in accordance with the terms of the Share Exchange Agreement.

            3.7 Cash Offering. The Cash Offering shall have been consummated.

      4. Conditions to the Obligations of the Company at Closing. The obligation of the Company to issue and sell the Securities to any Purchaser is subject to the satisfaction on or prior

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

to each Closing Date of the following conditions, each of which may be waived by the Company:

            4.1 Receipt of Notes. The Company shall have received the original copy of the Purchaser's Note (or an Affidavit of Lost Note in the form attached hereto as Exhibit E), together with such instrument of transfer of the Note and related Security Agreement reasonably requested by the Company.

            4.2 Representations and Warranties. The representations and warranties of each applicable Purchaser contained in this Agreement which are qualified as to materiality must be true and correct in all respects, and the representations and warranties of each applicable Purchaser contained in this Agreement which are not qualified as to materiality must be true and correct in all material respects, in each case as of the Closing Date except to the extent that the representations and warranties relate to a different date in which case the representations and warranties must be true and correct as of the different date.

            4.3 Performance of Covenants. The Purchasers will have performed or complied with in all material respects all covenants and agreements required to be performed by the Purchasers on or prior to the Closing pursuant to this Agreement.

            4.4 No Injunctions. No court or governmental injunction, order or decree prohibiting the purchase or sale of the Securities or Conversion Shares will be in effect.

            4.5 Closing Document. The Purchasers will have delivered to the Company a Registration Rights Agreement and duly executed by the Purchasers.

            4.6 Share Exchange. The Share Exchange shall have been consummated in accordance with the terms of the Share Exchange Agreement.

            4.7 Cash Offering. The Cash Offering shall have been consummated.

      5. Representations and Warranties of each Purchaser. Each Purchaser, in order to induce the Company to perform this Agreement, hereby represents and warrants, severally and not jointly, as follows:

            5.1 Due Authorization. Each Purchaser represents for such Purchaser to the Company that such Purchaser has full power and authority and has taken all action necessary to authorize such Purchaser to execute, deliver and perform such Purchaser's obligations under this Agreement and the other agreements to be executed and delivered by such Purchaser in connection herewith. This Agreement, and each other such agreement, is the legal, valid and binding obligation of such Purchaser in accordance with its terms.

            5.2 Accredited Investor. Each Purchaser represents that such Purchaser is an Accredited Investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All information contained in the questionnaire or other documentation provided by Purchaser, and all representations

                                       6
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      made by such Purchaser in connection with such Purchaser's original purchase of the Notes regarding accredited investor status remains true and correct as of the date hereof and as of the Closing Date.

            5.3 No Investment Advice. The Company has not made any other representations or warranties to such Purchaser other than as set forth herein or incorporated herein by reference with respect to the Company or rendered any investment advice.

            5.4 Investment Experience. Each Purchaser represents that such Purchaser has not authorized any Person to act as such Purchaser's Purchaser Representative (as that term is defined in Regulation D of the General Rules and Regulations under the Securities Act) in connection with this transaction. Such Purchaser has such knowledge and experience in financial, investment and business matters that such Purchaser is capable of evaluating the merits and risks of the prospective investment in the securities of the Company. Such Purchaser has consulted with such independent legal counsel or other advisers as such Purchaser has deemed appropriate to assist such Purchaser in evaluating the proposed investment in the Company.

            5.5 Adequate Means. Each Purchaser represents as to such Purchaser that such Purchaser (i) has adequate means of providing for such Purchaser's current financial needs and possible contingencies; and (ii) can afford (a) to hold unregistered securities for an indefinite period of time as required; and (b) sustain a complete loss of the entire amount of the subscription.

            5.6 Access to Information. Each Purchaser represents that such Purchaser has received and read the PPM and has read all Commission Documents (as defined herein). Each Purchaser represents that such Purchaser has been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of the Company acting on its behalf concerning the terms and conditions of this transaction and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and has had such opportunity to the extent such Purchaser considers appropriate in order to permit such Purchaser to evaluate the merits and risks of an investment in the Company. It is understood that all documents, records and books pertaining to this investment have been made available for inspection, and that the books and records of the Company will be available upon reasonable notice for inspection by investors during reasonable business hours at its principal place of business. The foregoing shall in no way be deemed to limit the ability of each Purchaser to rely on the representations and warranties set forth herein or incorporated herein by reference.

            5.7 No Endorsement. Each Purchaser further acknowledges that the offer and sale of the Securities and Conversion Shares has not been passed upon or the merits thereof endorsed or approved by any state or federal authorities.

            5.8 Non-Registered Securities. Each Purchaser acknowledges that neither the offer and sale of the Securities at the Closing, or the sale of the Conversion Shares, has

                                       7
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      been registered under the Securities Act or any state securities laws and the Securities and the Conversion Shares may be resold only if registered pursuant to the provisions thereunder or if an exemption from registration is available and such resale is otherwise permitted by law and contract. Each Purchaser understands that the offer and sale of the Securities at the Closing, and the sale of the Conversion Shares, is intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements of such Purchaser contained in this Agreement.

            5.9 No Resale. Each Purchaser represents that the Securities being subscribed for hereby, and the securities underlying the subscription, are being acquired solely for the account of such Purchaser for such Purchaser's investment and not with a view to, or for resale in connection with, any distribution in any jurisdiction where such sale or distribution would be precluded. By such representation, such Purchaser means that, other than as disclosed on both the signature page of this Agreement, no other Person has a beneficial interest in the Securities or the securities underlying the subscription, and that no other Person has furnished or will furnish directly or indirectly, any part of or guarantee the payment of any part of the consideration to be paid by such Purchaser to the Company in connection therewith. Such Purchaser does not intend to dispose of all or any part of the Securities or the securities underlying the subscription except in compliance with the provisions of the Securities Act and applicable state securities laws, and understands that the Securities and the securities underlying the subscription are being offered pursuant to a specific exemption under the provisions of the Securities Act, which exemption(s) depends, among other things, upon the compliance with the provisions of the Securities Act.

            5.10 Legend. Each Purchaser hereby acknowledges and agrees that until either (i) a registration statement covering the resale of the Securities and the Conversion Shares is effective under the Securities Act and such Securities have been disposed of thereunder, (ii) such Securities and the Conversion Shares are disposed of under Rule 144 and are no longer required to be legended under Rule 144, or (iii) such Securities and Conversion Shares are eligible for sale under Rule 144(k) promulgated under the Securities Act, and, in either case, the holder properly requests that the legend be removed in accordance therewith, the Company may insert the following or similar legend on the face of the certificates evidencing the Securities and the Conversion Shares, as the case may be, if the Company deems the same to be necessary or appropriate in order to ensure compliance with the Securities Act or state securities laws:

            "These securities have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the issuer that an exemption from registration under the Securities Act and any applicable state securities laws is available."

            5.11 Broker's or Finder's Commissions. Other than the Placement Agents (as placement agents on behalf of the Company) no finder, broker, agent, financial person or

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      other intermediary has acted on behalf of any Purchaser in connection with the sale of the Securities by the Company or the consummation of this Agreement or any of the transactions contemplated hereby.

            5.12 Authorization. The Purchaser: (i) if a natural person, represents that the Purchaser has reached the age of 21 and has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; or (ii) if a corporation, partnership, or limited liability company or partnership, or association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Series A Preferred Stock or Warrants, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of applicable state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Securities, the execution and delivery of this Agreement has been duly authorized by all necessary action, this Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity. The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Purchaser is a party or by which it is bound.

            5.13 Information. No oral or written representations have been made, or oral or written information furnished, to the Purchaser or its advisors, if any, in connection with the Offering which are in any way inconsistent with the information contained in the PPM.

            5.14 Interest in Notes. The Purchaser is the sole legal and beneficial owner of the Notes originally issued in the name of Purchaser, and owns such Notes free and clear of any liens, pledges or other encumbrances.

      Each Purchaser certifies that each of the foregoing representations and warranties by such Purchaser set forth in this Section 5 are true as of the date hereof and shall survive such date.

      6. Representations and Warranties of the Company. The Company hereby agrees and acknowledges that, consistent with the terms of the Notes, the Purchasers are entitled to rely on the representations and warranties made by the Company in the Subscription Agreements entered into by the Company in connection with the Cash Offering, a form of which is included in the PPM. In addition, the Company represents and warrants to the Purchasers as follows as of the Closing, each such representation and warranty being made subject to such disclosures as are made pursuant to this Agreement or any schedule or exhibit delivered in connection herewith at the Closing:

            6.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the

      State of Nevada. The Company has full corporate power and authority to own and hold its properties and to conduct its business.

            6.2 Corporate Power, Authorization; Enforceability. The Company has full corporate power and authority to execute, deliver and enter into this Agreement, the warrants to be issued to the Placement Agents granting the Placement Agents the right to purchase ten percent (10%) of the shares of Series A Preferred sold by such Placement Agents to investors introduced by such Placement Agents (the "Placement Agent Warrants"), the documentation effectuating the issuance of the Cash Securities, the Amended Articles, the Registration Rights Agreement (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. All action on the part of the Company, its directors or stockholders necessary for (i) the authorization, execution, delivery and performance of the Transaction Documents by the Company, (ii) the authorization, sale, issuance and delivery of the Securities as contemplated hereby, (iii) the reservation of the Conversion Securities, and (iv) the performance of the Company's obligations hereunder and thereunder has been taken. The Securities to be purchased on the Closing Date and the related Placement Agent Warrants, the underlying Conversion Shares, and the Cash Securities have been duly authorized and, when issued in accordance with this Agreement or other applicable Transaction Document, as the case may be, will be validly issued, fully paid and nonassessable and will be free and clear of any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (collectively, "Liens") imposed by or through the Company other than restrictions imposed by the Transaction Documents. No preemptive or other rights to subscribe for or purchase equity securities of the Company exists with respect to the issuance and sale of the Securities, the Conversion Shares or the Cash Securities. The Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

      7. Indemnification.

            7.1 (a) The Company agrees to indemnify and hold harmless the Purchasers, their affiliates and each of their respective directors, officers, general and limited partners, principals, members, agents and attorneys (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys' fees) and expenses (collectively, "Losses") to which any Indemnified Party may become subject, insofar as such Losses arise out of, in any way relate to, or result from (i) any breach of any representation or warranty made by the Company contained in or made pursuant to Article 6 of this Agreement, or (ii) the failure of the Company to fulfill any agreement or covenant contained in or made pursuant to this Agreement. In no event, however, shall the Company be liable for indirect, incidental or consequential or special damages of any kind. All of the representations and warranties of the Company made herein shall survive the execution and delivery of this Agreement until the date that is three (3) years after the date of this Agreement, except for Section 6.1 (Organization, Good Standing and Qualification) and Section 6.2 (Corporate Power, Authorization; Enforceability), which representations and warranties shall survive until the lapse of the applicable statute of limitations. Except as set forth herein, all of the covenants, agreements and obligations of the Company shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law). Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to make indemnification pursuant to this Section in excess of the aggregate principal amount of the Notes.

            (a) Each Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, its affiliates and each of their respective directors, officers, general and limited partners, principals, agents and attorneys from and against any and all Losses to which any such Person may become subject, insofar as such Losses arise out of, in any way relate to, or result from (i) any breach of any representation or warranty made by such Purchaser contained in or made pursuant to Article 5 of this Agreement, or (ii) the failure of such Person to fulfill any agreement or covenant contained in or made pursuant to this Agreement. In no event, however, shall any Purchaser be liable for indirect, incidental or consequential or special damages of any kind. All of the representations and warranties of each Purchaser made herein shall survive the execution and delivery of this Agreement for the maximum period permitted by applicable law with respect to the statute of limitations applicable to survival of contractual claims for indemnification. Except as set forth herein, all of the covenants, agreements and obligations of the Purchasers shall survive the Closing for the maximum period permitted by applicable law with respect to the statute of limitations applicable to survival of contractual claims for indemnification. Furthermore, in no event shall any Purchaser be required to make indemnification pursuant to this Section in excess of the gross purchase price of the Securities acquired by such Purchaser in the Offering (based on the principal amount of the Notes exchanged therefor).

            7.2 Promptly after receipt by any Person entitled to seek indemnification under Section 7.1 of this Agreement (individually, an "INDEMNIFIED PARTY" and collectively, the "Indemnified Parties") of notice of any claim as to which indemnity may be sought, including, without limitation, the commencement of any action or proceeding, the Indemnified Party will, if a claim in respect thereof may be made against a Person required to provide indemnification under Section 7.1 of this Agreement (individually, an "Indemnifying Party" and collectively, the "Indemnifying Parties"), promptly notify the Indemnifying Party in writing of the commencement thereof; provided that the failure of the Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from its obligations under this Section unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses or being materially prejudiced by the Indemnified Person's failure to give such notice. In case any action or proceeding is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to such Indemnified Party, which approval will not be unreasonably withheld or delayed unreasonably; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. After notice from the Indemnifying Party to the Indemnified Party of its election to so assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under that Section 7 for any legal or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless incurred at the written request of the Indemnifying Party. Notwithstanding the above, the Indemnified Party will have the right to employ counsel of its own choice in any action or proceeding (and be reimbursed by the Indemnifying Party for the reasonable fees and expenses of the counsel and other reasonable costs of the defense) if, in the written opinion of such Indemnified Party's counsel, representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests or conflicts between the Indemnified Party and any other party represented by the counsel in the action; provided, however, that the Indemnifying Party will not in connection with any one action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against the action or proceeding. An Indemnifying Party will not be liable to any Indemnified Party for any settlement or entry of judgment concerning any action or proceeding effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) nothing in this Section 7 shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief and (b) this Section 7 shall be the sole remedy for any breach of the Company's representations and warranties contained in this Agreement and for any breach of any Purchaser's representations and warranties contained in this Agreement except, in either case, with respect to claims arising out of fraud or willful misconduct.

      8. Covenants.

            8.1 Conduct of the Company's Business. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company will conduct its business and operations solely in the ordinary course of business consistent with past practice and use reasonable commercial efforts to keep available the services of its officers and employees and preserve its current relationships with customers, suppliers, licensors, creditors and others having business dealings with it, except as would not be reasonably expected to have a Material Adverse Effect.

            8.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

      9. FOR RESIDENTS OF ALL STATES. NEITHER THE SECURITIES OFFERED HEREBY OR THE CONVERSION SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

      10. No Waiver. Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by the Purchasers, the Purchasers do not thereby or in any manner waive any rights granted to the Purchasers under federal or state securities laws.

      11. Miscellaneous.

            11.1 Notices. Any notice or other communication given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by facsimile transmission or sent by registered or certified mail or by any express mail or overnight courier service, postage or fees prepaid:

            If to the Company:

                  iCurie, Inc.
                  Espirito Santa Plaza
                  1395 Brickell Avenue, Suite 800
                  Miami, Florida 33131
                  Attn: Michael Karpheden
                  Facsimile: (305) 529-6201

            With a copy to:
                  DLA Piper Rudnick Gray Cary US LLP
                  203 North LaSalle, Suite 1900
                  Chicago, Illinois 60601
                  Attn: Gregory W. Hayes, Esq.
                  Facsimile: (312) 630-5310

            If to the Purchasers:

                  To each Purchaser at such Purchaser's name and address set forth on the signature page to this Agreement.

      Any notice that is delivered personally or by facsimile transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice that is addressed and mailed, postage prepaid for most rapid method of delivery, or sent by courier in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the date and time of actual receipt.

            11.2 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns, provided, that no party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld; provided that any transfer of Securities or securities underlying such Securities must be in compliance with the Transaction Documents and all applicable law.

            11.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them; provided that any confidentiality agreement between the Company and any Purchaser shall remain in effect. This Agreement may be amended only by mutual written agreement of the Company and a majority in interest of the Purchasers, and the Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or waiver of the Purchasers purchasing a majority of the Securities offered hereby.

            11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising under this Agreement, or in connection with the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the County of New York and State of New York. By its execution hereof, both the Company and the Purchasers hereby consent and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the County of New York and State of New York and agree that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon it personally or by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same force and effect as if personally served upon the applicable party in New York and in the city or county in which such other court is located. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

            11.5 Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the provision will be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof will nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions will be deemed dependent upon any other covenant or provision unless so expressed herein.

            11.6 No Waiver. A waiver by either party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach by that same party.

            11.7 Further Assurances. The parties agree to execute and deliver all further documents, agreements and instruments and take further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement, including, without limitation to further evidence the matters set forth in Sections 1.1(a)(iv) and 1.1(a)(v).

            11.8 Counterparts. This Agreement may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which will be deemed an original, but all of which will together constitute the same instrument.

            11.9 No Third Party Beneficiaries. Nothing in this Agreement creates in any Person not a party to this Agreement any legal or equitable right, remedy or claim under this Agreement, and this Agreement is for the exclusive benefit of the parties hereto. The parties expressly recognize that this Agreement is not intended to create a partnership, joint venture or other similar arrangement between any of the parties or their respective affiliates.

            11.10 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

            11.11 Securities Laws Disclosure; Publicity Restrictions. The Company shall issue a press release following Closing, and file a Current Report on Form 8-K disclosing the consummation of the transactions consummated on the Closing by the fourth business day following the Closing. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby without prior approval by the other party hereto, and no Purchaser may be named in any such press release without such investor's specific consent. If any announcement is required by applicable law or the rules of any securities exchange or market on which such shares of Common Stock are traded to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

            11.12 Certification. Each Purchaser certifies that such Purchaser has read this entire Agreement and that every statement on such Purchaser's part made and set forth herein is true and complete.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           COUNTERPART SIGNATURE PAGE

      IN WITNESS WHEREOF, the undersigned has executed this Preferred Stock Purchase Agreement on the date his signature has been subscribed and sworn to below.

                                       *
                                       _________________________________________
ICURIE, INC.                           Print Name of Investor

By:   /s/ Hakan Wretsell               ______Shares of Series A Preferred Stock
      ------------------------------
      Name: Hakan Wretsell             Aggregate principal amount of Notes
      Title: Chief Executive Officer   exchanged therefor:

                                       $ ________ (principal amount of Notes
                                       tendered by Purchaser)

                                       _________________________________________
                                       Print Name of Joint Investor
                                       (if applicable)

                                       _________________________________________
                                       Signature of Investor

                                       _________________________________________
                                       Signature of Joint Investor

                                       _________________________________________
                                       (with a copy to:)

                                       _________________________________________
                                       Address of Investor

                     * EXECUTED/COMPLETED BY EACH PURCHASER

                  JOINDER TO PREFERRED STOCK PURCHASE AGREEMENT

      IN WITNESS WHEREOF, the undersigned has executed and delivered this Preferred Stock Purchase Agreement as of the date first written above solely for the purpose of acknowledging and agreeing to be bound by the terms of Sections 1.1(a)(iv), 1.1(a)(v) and 11.7 thereof.

                                       HANSEN GRAY & COMPANY, INC.

                                       By: /s/ David Walker
                                           -------------------------------------
                                       Name: David Walker
                                       Its: President

                                       ICURIE LAB HOLDINGS LIMITED

                                       By: /s/ Hakan Wretsell
                                           -------------------------------------
                                       Name: Hakan Wretsell
                                       Its: Chief Executive Officer

                                       INDIGO SECURITIES, LLC

                                       By: /s/ Eric Brachfeld
                                           -------------------------------------
                                       Name: Eric Brachfeld
                                       Its: Managing Partner

                                       AXIOM CAPITAL MANAGEMENT, INC.

                                       By: /s/ Mark Martino
                                           -------------------------------------
                                       Name: Mark D. Martino
                                       Its: President

                                       DR. JEONG HYUN LEE, PH.D

                                       /s/ Jeong-Hyun Lee, Ph.D.
                                           -------------------------------------
                                       Name: Dr. Jeong-Hyun Lee, Ph.D.